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EXHIBIT 99.1


                                             CONTACT: Ted Venners - 303-293-2992

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                     KFx Gains With Early Purchase Payment
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Denver, CO, April 2, 2002 - KFx Inc. announced today it made the final purchase installment payment to Pavilion Technologies, Inc. on behalf of its subsidiary, Pegasus Technologies, Inc., on very favorable terms. By making the early payment, Pavilion agreed to reduce the remaining guaranteed purchase debt from $6.5 million to $4.5 million.

"We are delighted that we had the opportunity to complete the guaranteed payments for Pavilion's power plant optimization business segment with this significant saving. This clears the way for KFx and Pegasus to operate without the burden of guaranteed debt payments," said Ted Venners, Chairman and CEO of KFx. "The retirement of this debt and the recent conversion of most of our 6% Convertible Debentures into common stock have combined to remove almost $20 million in debt from our balance sheet."

KFx arranged financing for the payment to Pavilion through a private equity placement. Details of the financing are in the Company's Form 8-K being filed today.

"The savings from the early payment and the reduction in future interest expense make this a positive transaction for KFx," said Venners. "Step by step we are accomplishing the goals we have set for 2002," he concluded.

KFx provides total fuel solutions for the power industry. Its patented K-Fuel(R) process converts low heating value coal into clean, high-energy fuel. KFx's web site address is www.kfx.com. Pegasus Technologies, Inc., a majority-owned
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subsidiary of KFx, is the industry leader in neural network based smart applications for the power generation market. The Pegasus suite of combustion optimization applications reduces emissions and increases the efficiency of fossil-fueled electric generating units. The Pegasus web site address is www.pegasustec.com.
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The discussion above contains, in addition to historical information, forward-
looking statements that include various risks and uncertainties. Such forward-looking statements include statements regarding the Company's expectations. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at Item I and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.